SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2009

Integrated Electrical Services, Inc.
(Exact name of registrant as specified in Charter)

Delaware	001-13783	76-0542208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1800 West Loop South, Suite 500
Houston, Texas  77027
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ]	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Departure of Directors or Certain Officers.

On September 17, 2009, James A. Robertson. Group Vice President-Industrial, reached an agreement (as memorialized, the “Memorandum of Understanding”) with Integrated Electrical Services, Inc. (the “Company”) whereby Mr. Robertson terminated his employment as a Group Vice President, effective September 17, 2009, in connection with the consolidation of personnel in the Company’s Industrial and Commercial segments.  To assist in the transition of his duties, Mr. Robertson has agreed to remain in the Company’s employ until October 23, 2009, or such earlier date as his employment is terminated.  In return, Mr. Robertson shall continue to receive his current base salary and current health and welfare benefits throughout the duration of his employment.  If Mr. Robertson remains employed by the Company through September 30, 2009, he will also receive 8,000 shares of the Company’s common stock, pursuant to the Company’s 2006 Equity Incentive Plan (As Amended and Restated).  Mr. Robertson is also entitled to receive certain additional compensation pursuant to the terms of his previously disclosed employment agreement.

The foregoing description of the terms of the Memorandum of Understanding is qualified in its entirety by reference to the Memorandum of Understanding, which is incorporated by reference herein and attached as Exhibit 10.1 hereto.

(e)           Compensatory Arrangements of Certain Officers.

On September 17, 2009, the Board of Directors of the Company approved amendments to the Company’s Long Term Incentive Plan (the “Plan”) to allow for the granting of cash only bonuses in addition to grants of equity based awards under the Plan.  The Board also approved clarifying amendments to the Plan.  The equity based awards are fulfilled by grants pursuant to the Company’s 2006 Equity Incentive Plan (As Amended and Restated).

The Plan was established for certain Company officers and certain of its subsidiaries to foster and promote the long term financial success of the Company and increase stockholder value. The first performance period under this Plan commenced on October 1, 2007 and will end on September 30, 2009. No awards were granted under the Plan for the performance period commencing on October 1, 2008.  New performance periods shall commence on October 1st of each successive fiscal year in the event participants are chosen.

Each year, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company establishes in writing the performance goals for the next performance period, which may include any of the following performance criteria (either alone or in any combination) as the Committee may determine: return on net assets, sales, net asset turnover, cash flow, cash flow from operations, operating profit, net operating profit, income from operations, operating margin, net income margin, net income, return on total assets, return on gross assets, return on total capital, earnings per share, working capital turnover, economic value added, shareholder value added, enterprise value, receivables growth, earnings to fixed charges ratios, safety performance, customer satisfaction, customer service, or developing and/or implementing action plans or strategies, with such criteria having any reasonable definitions that the Committee may specify at the time such criteria are adopted. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety, or to any designated portion or portions of the award opportunity, as the Committee may specify.

Each officer that participates in the Plan is entitled to an award each year based on a percentage of his annual base salary rate in effect on the first day of the performance period. One half of the award is payable as a retention component in the form of restricted stock which cliff vests in three years from the grant date. The remaining one-half of the award is performance based and shall be in the form of a performance award or cash bonus based on achievement of predetermined goals over a two year measurement period.

The foregoing descriptions of the Plan and the amendments thereto are qualified in their entirety by reference to the amended and restated Plan, which is incorporated by reference herein and attached as Exhibit 10.2 hereto.

Item 9.01.	Financial Statements and Exhibits

    (d)  Exhibits.

Exhibit Number	Description
Exhibit 10.1	Memorandum of Understanding Between Integrated Electrical Services, Inc. and James A. Robertson.
Exhibit 10.2	Integrated Electrical Services, Inc. Long Term Incentive Plan, as amended and restated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

Date: September 23, 2009	By:	/s/ William L. Fiedler
William L. Fiedler
General Counsel

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Memorandum of Understanding Between Integrated Electrical Services, Inc. and James A. Robertson.
Exhibit 10.2	Integrated Electrical Services, Inc. Long Term Incentive Plan, as amended and restated.